IZEA Reports Q2 2024 Revenue of $9.1 Million

ORLANDO, Fla. (August 14, 2024) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a premier provider of influencer marketing technology, data, and services for the Creator Economy, reported its financial and operational results for the second quarter ended June 30, 2024.

Q2 2024 Financial Summary Compared to Q2 2023
•Total revenue decreased 14.9% to $9.1 million, compared to $10.7 million
•Managed Services revenue decreased 16.6% to $8.9 million, compared to $10.6 million
•SaaS Services revenue increased 244.3% to $0.2 million, compared to $0.1 million
•Total costs and expenses decreased 3.1% to $12.0 million compared to $12.4 million
•Net loss was $2.2 million compared to a net loss of 1.0 million
•Adjusted EBITDA* for the quarter was $(1.6) million, compared to $(0.6) million
•Cash, cash equivalents, and investments on June 30, 2024 totaled $56.5 million with no long-term debt

Q2 2024 Operational Highlights
•Won multiple Viddy Awards for the “Barbie” movie campaign, including Best Influencer Marketing
•Landed on PR Daily’s 2024 PR Tech Hot List for SaaS tools, including IZEA Flex and FormAI
•Unveiled IZZY, an AI assistant for influencer marketing, and launched in a private beta
•Won Top Place to Work at Ragan’s Workplace Wellness Awards
•Certified as a 2024 Great Place to Work

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“We saw another record quarter for managed services bookings in Q2 and are beginning to see the results of strong demand in our revenues,” commented Ted Murphy, Founder and CEO. “Disregarding revenues from a non-recurring customer that we parted ways with in 2023, Managed Services revenue grew a healthy 22% over the prior year quarter and, overall, grew 32% sequentially from Q1 of this year. While Managed Services revenue was lower than the prior-year quarter due to revenue from the non-recurring customer, with the effect of this prior customer now fully behind us, we expect to report year-over-year growth in the coming quarters. Meanwhile, revenue backlog grew by $1.1 million to $15.6 million in Q2 vs. Q1. Revenue always trails corresponding bookings, and we expect the revenue backlog to grow with the growth of bookings.”

“Managed services continue to generate the vast majority of our revenue,” continued Murphy. “However, we continue to see a promising resurgence in our tech-enabled SaaS business. We concluded Q2 with a new all-time record number of active SaaS customers, a positive trend that has persisted into the third quarter.”

Q2 2024 Financial Results
Total revenue in the second quarter of 2024 decreased 14.9% to $9.1 million, compared to $10.7 million in the second quarter of 2023, with revenue from Managed Services decreasing by 16.6% to $8.9 million in the second quarter of 2024. Excluding revenues from our non-recurring customer that we parted ways with in 2023, Managed Services revenue increased $1.6 million or 21.7% over the prior-year quarter. Revenue from SaaS Services increased by 244.3% to $243,353 in the second quarter of 2024 compared to the second quarter of 2023.

Managed Services bookings increased to $10.3 million compared to $7.3 million during the quarter, driven by organic growth, which accounted for more than 90% of the bookings.

Revenue from SaaS Services increased by $172,675, or 244.3%, in the second quarter of 2024 compared to the second quarter of 2023. This growth has been driven primarily by IZEA.com subscriber expansion and revenue from the Zuberance customer base. We ended the current quarter with a record number of active SaaS customers, a continuing positive trend. The majority of these customers are actively using IZEA's AI tools.

Cost of revenue decreased to $5.2 million in the second quarter of 2024, or 56.9% of revenue, compared to $6.3 million, or 58.5%, in the prior-year quarter. The percentage cost decline represents improved margins from our customer base following our parting ways with our non-recurring customer.

Costs and expenses other than the cost of revenue totaled $6.8 million for the second quarter of 2024, $0.7 million or 11.4% above the prior-year quarter. Sales and marketing costs were $3.2 million during the second quarter of 2024, $0.4 million or 13.2% higher than the prior-year quarter, primarily due to increased spending on demand generation activities to drive new customer growth. General and administrative costs totaled $3.4 million during the quarter, $0.2 million or 6.5% higher than the prior-year quarter, due primarily to increased human capital costs, professional fees, and contractor fees.

Net loss in the second quarter of 2024 was $2.2 million, or $(0.13) per share, as compared to a net loss of $1.0 million, or $(0.07) per share in the second quarter of 2023, based on 16.5 million and 15.6 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $1.6 million in the second quarter of 2024, compared with a loss of $0.6 million in the comparative period, decreasing $0.9 million due primarily to lower revenues. Adjusted EBITDA as a percentage of revenue in the second quarter of 2024 was a loss of 17.2% compared to a loss of 6.0% in the second quarter of 2023.

As of June 30, 2024, our cash and investments totaled $56.5 million. The company has no outstanding long-term debt.

Conference Call
IZEA will hold a conference call to discuss its second quarter 2024 results on Wednesday, August 14, 2024, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Wednesday, August 14, 2024
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Wednesday, August 21, 2024, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13747862

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Nicole O'Hara
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$44,301,866	$37,446,728
Accounts receivable, net	5,617,269	5,012,373
Prepaid expenses	1,046,154	739,988
Short term investments	11,286,453	17,126,057
Other current assets	43,451	26,257
Total current assets	62,295,193	60,351,403

Property and equipment, net of accumulated depreciation	155,835	205,377
Goodwill	5,281,888	5,280,372
Intangible assets, net of accumulated depreciation	1,624,951	1,749,441
Digital assets	243,020	162,905
Software development costs, net of accumulated amortization	2,241,437	2,056,972
Long term investments	897,027	9,618,996
Total assets	$72,739,351	$79,425,466

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,306,266	1,504,348
Accrued expenses	3,161,829	3,083,460
Contract liabilities	7,176,694	8,891,205
Contingent liability	—	114,400
Total current liabilities	11,644,789	13,593,413

Finance obligation, less current portion	33,727	63,419
Deferred purchase price, less current portion	—	60,600
Deferred tax liability	287,002	394,646
Total liabilities	11,965,518	14,112,078

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 16,666,513 and 16,602,155, respectively; shares outstanding: 16,300,658 and 16,236,300, respectively	1,677	1,660
Treasury stock at cost: 365,855 and 365,855 shares at June 30, 2024 and December 31, 2023, respectively	(1,019,997)	(1,019,997)
Additional paid-in capital	152,809,711	152,027,110
Accumulated deficit	(90,905,472)	(85,444,794)
Accumulated other comprehensive income (loss)	(112,086)	(250,591)
Total stockholders’ equity	60,773,833	65,313,388
Total liabilities and stockholders’ equity	$72,739,351	$79,425,466

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$9,093,816	$10,689,059	$16,046,699	$19,426,781

Costs and expenses:
Cost of revenue	5,177,600	6,254,517	9,145,575	12,214,679
Sales and marketing	3,206,979	2,831,949	6,263,270	5,236,500
General and administrative	3,372,797	3,167,941	7,155,883	6,571,549
Depreciation and amortization	225,748	110,432	429,934	456,694
Total costs and expenses	11,983,124	12,364,839	22,994,662	24,479,422

Loss from operations	(2,889,308)	(1,675,780)	(6,947,963)	(5,052,641)

Other income (expense):
Change in the fair value of digital assets	(26,043)	—	80,116	—
Interest expense	(1,999)	(3,155)	(4,000)	(4,719)
Other income (expense), net	634,226	645,509	1,304,091	1,217,595
Total other income (expense), net	606,184	642,354	1,380,207	1,212,876

Net loss before income taxes	$(2,283,124)	$(1,033,426)	$(5,567,756)	$(3,839,765)
Tax benefit	88,296	—	107,078	—
Net loss	(2,194,828)	(1,033,426)	(5,460,678)	(3,839,765)

Weighted average common shares outstanding – basic and diluted	16,437,460	15,520,700	16,470,467	15,551,785
Basic and diluted loss per common share	$(0.13)	$(0.07)	$(0.33)	$(0.25)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(2,194,828)	$(1,033,426)	$(5,460,678)	$(3,839,765)

Other comprehensive income
Unrealized (gain) loss on securities held	(92,630)	(10,100)	(150,807)	(136,280)
Unrealized (gain) loss on currency translation	16,472	—	12,302	—
Total other comprehensive income (loss)	(76,158)	(10,100)	(138,505)	(136,280)

Total comprehensive income (loss)	$(2,118,670)	$(1,023,326)	$(5,322,173)	$(3,703,485)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended June 30,
	2024		2023		$ Change	% Change
Managed Services Revenue	$8,850,463	97.3%	$10,618,381	99.3%	$(1,767,918)	(16.6)%
SaaS Services Revenue	243,353	2.7%	70,678	0.7%	172,675	244.3%

Total Revenue	$9,093,816	100.0%	$10,689,059	100.0%	$(1,595,243)	(14.9)%

	Six Months Ended June 30,
	2024		2023		$ Change	% Change
Managed Services Revenue	$15,547,005	96.9%	$19,121,135	98.4%	$(3,574,130)	(18.7)%
SaaS Services Revenue	499,694	3.1%	305,646	1.6%	194,048	63.5%

Total Revenue	$16,046,699	100.0%	$19,426,781	100.0%	$(3,380,082)	(17.4)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(2,194,828)	$(1,033,426)	$(5,460,678)	$(3,839,765)
Adjustment to fair market value of digital assets	26,044	—	(80,115)	—
Non-cash stock-based compensation	394,931	207,875	749,120	403,399
Non-cash stock issued for payment of services	75,000	75,009	150,006	150,009
Interest expense	1,999	3,155	4,000	4,719
Depreciation and amortization	225,748	110,432	429,934	456,694
Tax benefit	$(88,862)	$—	$(107,644)	$—
Adjusted EBITDA	$(1,559,968)	$(636,955)	$(4,315,377)	$(2,824,944)

Revenue	$9,093,816	$10,689,059	$16,046,699	$19,426,781
Adjusted EBITDA as a % of Revenue	(17.2)%	(6.0)%	(26.9)%	(14.5)%